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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 6)*

                            Sentigen Holding Corp.
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                                (Name of Issuer)

                    Common Stock, $.01 par value per share
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                        (Title of Class of Securities)

                                    81726V104
                                    ---------
                                 (CUSIP Number)

                                 December 31, 2005
                                 ------------------
           (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  1   NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Frederick R. Adler
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [ ]
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  3   SEC USE ONLY

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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
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                    5  SOLE VOTING POWER
    NUMBER OF          663,573 Shares (includes 10,000 shares issuable upon
      SHARES           the exercise of options)
   BENEFICIALLY
     OWNED BY       ------------------------------------------------------------
       EACH          6  SHARED VOTING POWER
    REPORTING           -0- Shares
      PERSON
       WITH         ------------------------------------------------------------
                     7  SOLE DISPOSITIVE POWER
                        663,573 Shares (includes 10,000 shares issuable upon the exercise of options)

                    ------------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER
                        -0- Shares

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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 663,573
       Shares (includes 10,000 shares issuable upon the exercise of options)
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)                                           [ ]
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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             8.9%

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12     TYPE OF REPORTING PERSON (See Instructions)
       IN

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This Schedule 13-G/A reflects a statement of beneficial ownership of securities of the reporting person as of December 31, 2005.

Item 1(a)   Name of Issuer:

            Sentigen Holding Corp.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            445 Marshall Street
            Phillipsburg, New Jersey 08865

Item 2(a)   Name of Person Filing:

            Frederick R. Adler ("Adler")

Item 2(b)   Address of Principal Business Office,
            or if none, Residence:

            Adler's business address is c/o VENAD Administrative Services, Inc., 750 Lexington Avenue, New York, New York 10022

Item 2(c)   Citizenship:

            Adler is a United States Citizen

Item 2(d)   Title of Class of Securities:

            Common Stock, par value $.01

Item 2(e)   CUSIP Number:

            81726V104

Item 3      Identity of Reporting Person

            Not Applicable

Item 4      Ownership:

            (a)   Amount beneficially owned:


                  Adler owns 663,573 shares of Issuer's Common Stock (includes 10,000 shares issuable upon the exercise of options)

            (b)   Percent of Class:
                  8.9%

            (c)   Number of Shares as to which the person has:

                  (i)   sole power to vote or direct the vote:
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                        663,573 shares (includes 10,000 shares issuable upon
                        the exercise of options)

                  (ii)  shared power to vote or direct the vote:

                        None

                  (iii) sole power to dispose or direct the disposition of:

                        663,573 shares (includes 10,000 shares issuable upon the exercise of options)

                  (iv)  shared power to dispose or direct the disposition of:

                        None

Item 5            Ownership of Five Percent or Less of a Class:

                  Not Applicable
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Item  6           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                  Not Applicable

Item 8            Identification and Classification of Members of the Group:

                  Not Applicable

Item 9            Notice of Dissolution of Group:

                  Not Applicable

Item 10     Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 7, 2006





                                           /s/ Frederick R. Adler
                                           -----------------------------------
                                           Frederick R. Adler